August 9, 2011

Mr. Thomas Sabatino
640 N. Mayflower Road
Lake Forest, IL 60045

Dear Tom:

Welcome to Walgreens!  We are pleased to offer you the position of Executive Vice President, General Counsel and Corporate Secretary, reporting to Greg Wasson, President and Chief Executive Officer. We are confident that you will find your employment with Walgreens both challenging and rewarding and we look forward to you joining our team.  The remaining details are set forth below:

Base Salary.  $700,000 annually, less all applicable tax withholdings and benefit deductions.

Annual Bonus Opportunity.  Based on your position, you will be eligible for an annual bonus under the Walgreen corporate bonus program, which is based on the Company’s fiscal year running from September 1 through August 31, and is subject to the board’s approval of each year’s bonus.  You will be eligible for a pro-rated bonus for the remainder of the current 2012 fiscal year.  The current bonus target for your position is 75% of your base salary.

Long-Term Incentives.  You will also be eligible for long-term incentives, which are currently at the following levels based on your position level.

Executive Stock Options:  Under the current program, the number of options granted annually equals 290% of base salary divided by the average stock price as determined under the Option Plan. Options become vested three years after the grant date and may be exercised up to 10 years after the grant date.

Restricted Stock Units:  Under the current program, the number of units granted annually equals 70% of base salary divided by the average stock price as determined under the Long-Term Incentive Performance Plan. RSUs become vested after three-years and are distributed in shares of Walgreen Co. stock.  As a condition to receiving each grant, you will be required to sign a Non-Competition, Non-Solicitation, and Confidentiality Agreement, which is substantively the same as the one referenced below.

Performance Share Program:  The current annual performance share program provides for a grant of "contingent" shares each fiscal year that become payable, or "earned", if the Company meets the performance targets.  The earned award is based on company performance (ROIC) over a three year period. The entire earned award is paid in stock at the end of the three-year period. Under the current program, the target annual award equals 100% of base salary, divided by the average stock price as determined under the Performance Share Program.

You will be eligible for pro-rated awards as of your date of hire to cover the remainder of the 2012 fiscal year, and then you are eligible to receive full awards for future fiscal years.

COBRA Reimbursement.  Walgreens also agrees to subsidize your costs for COBRA continuation coverage with your prior employer during the 90-day waiting period for Waglreens medical coverage.  Walgreens will reimburse you the difference between you COBRA premium and the regular employee premium under the Walgreens Medical Plan.

Other Employee Benefits.  See the attached Overview of Benefits, briefly describing the Walgreens employee benefits that are applicable.  This includes four weeks of vacation annually (pro-rated for the partial year in which you are hired).

Additional Hiring Incentives.
Sign-On Bonus: You will receive a onetime sign-on bonus of $100,000 (less applicable tax withholdings) to be processed after you commence your employment with Walgreens. As a condition to the receipt of this bonus, you will be required to execute a Sign-On Bonus Program Agreement (copy enclosed), which spells out this repayment term and all other terms and conditions.

Restricted Stock Units:  You will receive a grant of 2800 Walgreen Co. restricted stock units as of your date of hire. These shares will vest on the first anniversary of your date of hire.  As a condition to receiving this grant, you will be required to sign a Non-Competition, Non-Solicitation, and Confidentiality Agreement.

Non-Compete.  As a condition to this offer of employment, you will be required to sign a Non-Competition, Non-Solicitation and Confidentiality Agreement when you begin employment with Walgreens.  This is a standard agreement for executives, and a copy of this Agreement can be provided in advance upon request.

Change in Control Employment Agreement. As a senior executive, you will be presented with our standard Change in Control Employment Agreement, which provides protection to you following a change in control of Walgreen Co. A copy of this document can be provided in advance if you would like. Outside of the change in control context, Walgreens executives do not have term employment agreements. Accordingly, you should not consider our offer of employment to be a contract or guarantee of indefinite employment. Employment at Walgreens is at will, for no definite term, and is subject to Walgreens policies, which can be changed from time to time.

Corporate Officer Paperwork. After acceptance of this offer, and subject to final approval by the Board of Directors on your officer status, we will send you all applicable officer paperwork for your review and completion, including our Code of Ethics Policy and D&O Questionnaire.

Your start date as Executive Vice President, General Counsel and Corporate Secretary will be September 12, 2011.  On that date there will be an orientation session in our Talent Acquisition and Diversity Services Department located at 102 Wilmot Road, Deerfield, IL 60015.  We ask that you bring proof of identity and eligibility for employment; a list of acceptable documents is enclosed.

Our offer of employment will remain open for seven days from the date of this letter, and is contingent upon your passing a pre-employment drug screen, per our Drug Free Work Place Policy, and background check.  It is our policy that the pre-employment drug screen test be completed within 48 hours of receiving this offer packet.  You can find your nearest drug testing location by calling 1-800-877-7484.  Enclosed are the “forensic Drug Testing Custody and Control Form” and the “Walgreens Drug Test Consent/Release Form”.  Please complete and return the consent/release form.  Please bring the Forensic Drug Testing Custody and Control Form with you to the drug test facility along with a valid photo I.D. accepted by the state.

If you would like to accept this offer of employment, please sign your name on the line below, fill in the date, and return the signed letter to me in the enclosed envelope.  The duplicate of this letter is for your records.

You should not consider our offer of employment to be a contract or guarantee of indefinite employment.  Employment at Walgreens is at will, for no definite term, and is subject to Walgreens policies, which can be changed from time to time.

If you have any questions, please call me at 847-315-3332.

Sincerely,

Greg Wasson
President and Chief Executive Officer
Walgreen Co.

Enclosures

cc:           Megan Feeney
Kathleen Wilson-Thompson

I accept the offer of employment and understand that the offer is not intended to be a guarantee of continued employment.

Signature:           /s/ Thomas J. Sabatino, Jr.                                                                                                Date:      8/12/11

Walgreens Corporate Recruitment Employee Sign-On Bonus Program

 Tom Sabatino    (“Employee”) hereby accepts a sign-on bonus from WALGREEN CO.  (“WALGREENS”) in the amount of One Hundred Thousand Dollars ($100,000).  On demand, for value received, Employee promises to pay WALGREENS, at 200 Wilmot Rd, Deerfield, Illinois 60015, the sum of One Hundred Thousand Dollars ($100,000), subject to the terms of bonus described below.

TERMS OF BONUS

1)  If Employee remains employed by WALGREENS or subsidiary for a period of twelve months from his date of hire, then Employee will have no obligation to repay the bonus.

2)  If for any reason other than permanent disability, death, or termination of employment without cause,  Employee does not remain employed by WALGREENS continuously for twelve months, the entire amount of the bonus is due and payable within 30 days upon Employee’s separation from WALGREENS and WALGREENS may then deduct any sum owed to WALGREENS from any salary or other wages which would otherwise be payable to Employee.  Employee waives presentment for payment, notice of dishonor, protest, and notice of protest.

3)  Employee agrees and understands that Employee’s employment with WALGREENS is for no definite period and may be terminated at any time, with or without cause, and without any previous notice, at the option of either WALGREENS or Employee.

4)  Employee understands the terms of the bonus and has had an opportunity to consult with counsel or other adviser, and Employee agrees to abide by the terms.

8/12/11                                                                                                                                 /s/ Thomas J. Sabatino, Jr.
Date                                                                Signature of Employee, Tom Sabatino

8/12/11                                                                                                                               /s/ Gregory D. Wasson
Date                                                                Signature of Manager, Greg Wasson